Exhibit 10.22a

AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of June 11, 2020, is entered into by and among MONRO, INC., a New York Corporation (“Borrower”), the several financial institutions party hereto as Lenders, CITIZENS BANK, N.A., as Administrative Agent for itself and the other Lenders (the “Administrative Agent”), Bank of America, N.A., JPMorgan Chase Bank, N.A., and Keybank National Association, as Co-Syndication Agents and Truist Bank (formerly known as Branch Banking and Trust Company), TD Bank, N.A. and Wells Fargo Bank, National Association, as Co-Documentation Agents, as well as MNRO Service Holdings, LLC, a Delaware limited liability company, MNRO Holdings, LLC, a Delaware limited liability company, CAR-X, LLC, a Delaware limited liability company, and MONRO SERVICE CORPORATION, a Delaware corporation (each a “Guarantor” and collectively the “Guarantors”). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement.

RECITALS

WHEREAS, Borrower, Lenders, Administrative Agent, as well as the Co-Syndication Agents and Co-Documentation Agents referred to above are parties to that certain Amended and Restated Credit Agreement dated as of April 25, 2019 (as amended or modified from time to time, the “Credit Agreement”).

WHEREAS, Borrower has requested that the Credit Agreement be modified as provided herein.

WHEREAS, Administrative Agent has advised Borrower that the requisite Lenders are willing to agree to its request on the terms and subject to the conditions set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.    Amendments to Credit Agreement.

(a)    Section 1.1. The existing definition of “Leverage Covenant Cushion Condition” is deleted, and the definitions of “ABR Borrowing,” “Acquisition,” “Adjusted One-Month LIBOR Rate,” “Bail-In Action,” “Bail-In Legislation,” “Disposition,” “LIBOR Rate,” “LIBOR Rate Borrowing,” and “Write-Down and Conversion Powers” as set forth in Section 1.1 are hereby respectively restated as follows:

“ABR Borrowing” means a Borrowing bearing interest at the sum of the ABR plus the Applicable Margin plus the Applicable Additional Margin.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (i) the acquisition or purchase by Borrower of assets, including without limitation, stock, partnership, securities, or other interest in any other Person; excluding however, assets purchased in the ordinary course of business which are budgeted as part of the Borrower’s annual capital expenditure budget, (ii) the acquisition or ownership of in excess of 50% of the Equity Interests of any Person, or (iii) the acquisition of another Person by a merger, consolidation, amalgamation, Division or any other combination with such Person.

“Adjusted One-Month LIBOR Rate” means an interest rate per annum equal to the greater of (I) the sum of (a) 1.00% per annum plus (b) the quotient of (i) the interest rate determined by Administrative Agent by reference to the Reuters Screen LIBOR01 Page (or on any successor or substitute page) to be the rate at approximately 11:00 a.m. London time, on such date or, if such date is not a Business Day, on the immediately preceding Business Day, for dollar deposits with a maturity equal to one (1) month divided by (ii) one (1) minus the LIBOR Reserve Percentage (expressed as a decimal) applicable to dollar deposits in the London interbank market with a maturity equal to one (1) month, and (II) 0.75%.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Disposition” means, with respect to any Person, the sale, transfer, license, lease or other disposition (including by way of Division, any sale leaseback and any sale or issuance of Equity Interests including by way of a merger) by such Person to any other Person, with or without recourse, of (a) any notes or accounts receivable or any rights and claims associated therewith, (b) any Equity Interests of any Subsidiary (other than directors’ qualifying shares), or (c) any other assets, provided, however, that none of the following shall constitute a Disposition: (i) any sale, transfer, license, lease or other disposition by (A) a Borrower or Guarantor to another Borrower or Guarantor or (B) a Subsidiary that is not a Borrower or Guarantor to another Subsidiary that is not a Borrower or Guarantor, in each case, on terms which are no less favorable than are obtainable from any Person which is not one of its Affiliates, (ii) the collection of accounts receivable and other obligations in the ordinary course of business, (iii) sales of inventory in the ordinary course of business, and (iv) dispositions of substantially worn out, damaged, uneconomical, surplus or obsolete equipment, equipment that is no longer useful in the business of the Borrower or its Subsidiaries. Each of the terms “Dispose” and “Disposed” when used as a verb shall have an analogous meaning.

“LIBOR Rate” means, relative to a LIBOR Rate Borrowing for any Interest Period, a rate per annum equal to the greater of (a) the rate determined by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to one hundred percent (100%) minus the LIBOR Reserve Percentage, and (b) 0.75%.

“LIBOR Rate Borrowing” means a Borrowing bearing interest at the sum of the LIBOR Rate plus the Applicable Margin plus the Applicable Additional Margin.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

(b)     Section 1.1. The following definitions are hereby added to Section 1.1 in the proper alphabetical order:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Applicable Additional Margin” means, at all times during the period (i) from the First Amendment Effective Date through and including the date of receipt by the Administrative Agent of the Compliance Certificate applicable to the Four Quarter Period ended June 26, 2021: (a) with respect to all LIBOR Rate Borrowings, the applicable percentage set forth below in the column entitled “Applicable Additional Margin for LIBOR Rate Borrowings”; (b) with respect to all ABR Borrowings, the applicable percentage set forth below in the column entitled “Applicable Additional Margin for ABR Borrowings”; and (c) with respect to the Commitment Fee, the applicable percentage set forth below in the column entitled “Applicable Additional Margin for Commitment Fee and (ii) immediately after the date of receipt by the Administrative Agent of the Compliance Certificate applicable to the Four Quarter Period ended June 26, 2021, the Applicable Additional Margin shall be zero. Notwithstanding any contrary provision hereof, during the period from the First Amendment Effective Date through and including June 30, 2021, at no time shall the relevant Applicable Additional Margin be lower than (i) as to LIBOR Rate Borrowings, the percentage required to ensure that the sum of the Applicable Margin plus the Applicable Additional Margin equals or exceeds 2.25% and (ii) as to the Commitment Fee, the percentage required to ensure that the sum of the Applicable Margin plus the Applicable Additional Margin equals or exceeds 0.40%.

Period		Applicable Additional Margin for
When AD Is greater than	And less than or equal to	LIBOR Rate Borrowings	ABR Borrowings	Commitment Fee
5.00:1.00	5.50:1.00	0.25%	0.00%	0.05%
5.50:1.00		0.75%	0.00%	0.15%

Definition: “AD” is the abbreviation for Adjusted Debt/EBITDAR Ratio.

Adjusted Debt and EBITDAR are calculated for the most recently-completed Four Quarter Period and the ratio of Adjusted Debt to EBITDAR is calculated as of the last day of such Four Quarter Period. The Applicable Additional Margin, as adjusted to reflect such calculations, shall become effective on the date of receipt by the Administrative Agent of the Compliance Certificate applicable to such Four Quarter Period. If Borrower fails to timely furnish to Administrative Agent the Current Financials and any related Compliance Certificate or, if for some other reason, a new Applicable Additional Margin for a current period cannot be calculated, then the Applicable Additional Margin in effect on the last day of the last Four Quarter Period for which the ratio of Adjusted Debt to EBITDAR was calculated shall remain in effect until a new Applicable Additional Margin can be calculated, which new Applicable Additional Margin shall become effective as provided in the immediately preceding sentence.

“Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Borrowings under Section 2.1 of this Agreement (after giving effect to the then outstanding the Facility Commitment Usage).

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR or another rate based on SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 0.75%, the Benchmark Replacement will be deemed to be 0.75% for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBOR Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to: (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBOR Rate:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBOR Rate:

(1) a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate or a governmental authority having jurisdiction over the Administrative Agent in effect announcing that the LIBOR Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Majority Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Majority Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with Section 3.15(b) and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to Section 3.15(b).

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons, whether pursuant to a “plan of division” or similar arrangement pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under the laws of any other applicable jurisdiction and pursuant to which the Dividing Person may or may not survive.

“Early Opt-in Election” means the occurrence of:

(1)(a) a determination by the Administrative Agent or (b) a notification by the Majority Lenders to the Administrative Agent (with a copy to the Borrower) that the Majority Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 3.15(b), are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate, and

(2)(a) the election by the Administrative Agent or (b) the election by the Majority Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Majority Lenders of written notice of such election to the Administrative Agent.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“First Amendment Effective Date” means the effective date of that certain Amendment No. 1 to Amended and Restated Credit Agreement which amended this Agreement.

“Leverage Covenant Cushion Condition” means, as of any date of determination with respect to any Distribution or acquisition permitted under this Agreement, the ratio of Borrower’s Adjusted Debt to EBITDAR (calculated as of the last day of the fiscal quarter of the Borrower ending immediately prior to such date of determination as adjusted to give effect to such acquisition or Distribution as provided in Sections 9.8 and 9.9 respectively) shall be less than or equal to a ratio that is 0.50x inside the applicable threshold required under Section 10(b) hereof with respect to the last day of the fiscal quarter of the Borrower ending immediately prior to such date of determination.

“Liquidity” means, as of any date of determination, the sum of Availability and Qualified Cash.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrower and its Subsidiaries that is in deposit accounts or in securities accounts (each as defined in the Uniform Commercial Code as in effect from time to time in New York), or any combination thereof, and which such deposit account or securities account is maintained by a branch office of the bank or securities intermediary located within the United States.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

(c)    Section 1.5. The following new Section 1.5 is hereby added to the Credit Agreement:

1.5    Divisions. For all purposes under the Loan Papers, in connection with Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person as a result of such Division, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence as a result of such Division, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

(d)    Sections 2.3, 3.3 and 4.2. Sections 2.3, 3.3 and 4.2 are each amended to insert “plus the Applicable Additional Margin” after each reference to “Applicable Margin”.

(e)    Section 3.15. Section 3.15 is hereby restated as follows:

3.15    Alternate Rate of Interest.

(a)    Temporary Unavailability of LIBOR Rate. If, on or before any date when LIBOR Rate is to be determined for a Borrowing, Administrative Agent, or any Lender determines (and Majority Lenders agree with that determination) that the (i) basis for determining the applicable rate is not available or (ii) that the resulting rate does not accurately reflect the cost to Lenders of making or converting Borrowings at that rate for the applicable Interest Period, then Administrative Agent shall promptly notify Borrower and Lenders of that determination (which is conclusive and binding on Borrower absent manifest error) and the applicable Borrowing shall bear interest at the sum of the ABR plus the Applicable Margin plus the Applicable Additional Margin. Until Administrative Agent notifies Borrower that those circumstances no longer exist, Lenders’ commitments under this Agreement to make, or to convert to, LIBOR Rate Borrowings (as the case may be) will be suspended.

(b)    Successor LIBOR Rate.

(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Paper, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBOR Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Majority Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Majority Lenders have delivered to the Administrative Agent written notice that such Majority Lenders accept such amendment. No replacement of the LIBOR Rate with a Benchmark Replacement pursuant to this Section 3.15(b) will occur prior to the applicable Benchmark Transition Start Date.

(ii)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Paper, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period, provided that the failure to give such notice under this clause (iv) shall not affect the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.15(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.15(b).

(iv)    Benchmark Unavailability Period. Upon the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Rate Borrowings to be made, converted or continued during such Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Borrowings. During any Benchmark Unavailability Period, (i) the obligation of the Lenders to make or maintain LIBOR Rate Borrowings shall be suspended, (ii) any request for a Borrowing of, conversion to or continuation of LIBOR Rate Borrowings shall be ineffective and will be deemed to have been a request for a Borrowing of or conversion to ABR Borrowings, and (iii) the component of the ABR based upon the LIBOR Rate will not be used in any determination of the ABR.

(f)    Section 3.17. Section 3.17 is hereby restated as follows:

3.17    Change in Laws. If any Change in Law makes it unlawful for any Lender to make or maintain any Borrowing based on the LIBOR Rate Borrowings, then that Lender shall promptly notify Borrower and Administrative Agent, and (a) as to undisbursed funds, that requested Borrowing shall be made as an ABR Borrowing subject to the higher of (i) the Prime Rate, (ii) the Federal Funds Effective Rate plus 1% and (iii) zero percent (0.0%), and (b), as to any outstanding Borrowing, (i) if maintaining the Borrowing until the last day of the applicable Interest Period is unlawful, the Borrowing shall be converted to an ABR Borrowing as of the date of notice, and Borrower shall pay any related Funding Loss, or (ii) if not prohibited by Law, the Borrowing shall be converted to an ABR Borrowing as of the last day of the applicable Interest Period, or (iii) if any conversion will not resolve the unlawfulness, Borrower shall promptly prepay the Borrowing, without penalty, together with any related Funding Loss.

(g)    Section 4.3. Section 4.3 is hereby restated as follows:

4.3    Facility Commitment Fee. Borrower shall pay to Administrative Agent for the account of each Lender a commitment fee (“Commitment Fee”), payable as it accrues on each March 31, June 30, September 30, and December 31, and on the Facility Maturity Date, equal to the sum of the Applicable Margin plus the Applicable Additional Margin, times the amount by which (a) such Lender’s Facility Committed Sum exceeds (b) such Lender’s average daily Facility Commitment Usage, in each case during the calendar quarter ending on such date. If there is any change in the Applicable Margin and/or the Applicable Additional Margin during any quarter, the average daily amount shall be computed and multiplied by the Applicable Margin plus the Applicable Additional Margin, separately for each period that such Applicable Margin and Applicable Additional Margin were in effect during such quarter.

(h)    Section 8.1. The following new subsection (j) is hereby added to Section 8.1 of the Credit Agreement:

(j)    No later than fifteen (15) days after the last day of each fiscal month for which Section 10(c) is applicable, a compliance certification executed by a Responsible Officer of the Borrower, substantially in the form of the attached Exhibit F-2, certifying as to, and providing, the Liquidity as of the end of the prior fiscal month and related calculations.

(i)    Section 9.8. Section 9.8 is hereby restated as follows:

9.8    Loans, Advances, Acquisitions and Investments. Except as permitted by Section 9.9 or Section 9.11, Borrower may not and may not permit any Company to (i) make or otherwise effect any Acquisition, or (ii) make any loan, advance, extension of credit or capital contribution to, make any investment in, or purchase or commit to purchase any stock or other securities or evidences of Debt of, or interests in, any other Person; provided, however, Borrower or a Company may make an Acquisition or advance to, investment in or purchase from another Person if:

(1)    (a) such action results in the acquisition of such Person (or all or substantially all the assets of such Person, or any business or division of such Person) by Borrower or such Company, (b) such Person is in a line of business which is substantially the same as or complementary to the Borrower’s principal line of business, (c) the executive offices of such Person are located in either the United States or Canada, (d) immediately after giving Pro Forma Effect to such acquisition, and, if applicable, the making of any loan or advance hereunder in connection with such acquisition, the Companies shall be in compliance with all covenants under Section 10 on a Pro Forma Basis and shall not be in Default or Potential Default under this Agreement, and (e) solely in the event such acquisition is consummated during the period from and including June 30, 2020 through and including June 30, 2021, (i) the aggregate amount of cash consideration which may become due or payable with respect to such acquisitions does not exceed $100,000,000 (when combined with acquisitions consummated during such period in accordance with clause (5) below), (ii) immediately after giving effect to the consummation of any such acquisition, the Leverage Covenant Cushion Condition is satisfied, and (iii) immediately after giving effect to the consummation of any such acquisition, Liquidity is no less than $275,000,000; provided that if any acquisition described in this clause (1) is in excess of an aggregate cost to Borrower or such Company of more than $85,000,000 (excluding any loans, advances or other extensions of credit or capital contributions made or to be made by Borrower or such Company in connection with the consummation of such acquisition), Borrower shall deliver to Administrative Agent, prior to the consummation of such acquisition, a certificate of a Responsible Officer of Borrower in form and substance reasonably satisfactory to Administrative Agent demonstrating, on a Pro Forma Basis after giving effect to such acquisition that the Companies shall be in compliance with all covenants in this Agreement, or

(2)    such action is used to provide financial assistance to third parties that may be purchasing or subleasing certain facilities owned or leased by Borrower or any other Company and the cumulative principal amount of such financing is not greater than $25,000,000 (provided that such third party loans shall be assigned to Lenders and shall not exceed a term of five (5) years), or

(3)    such action is for investments in Cash Equivalents, or

(4)    such action is for investments in marketable securities traded on a national securities exchange for which there can be obtained a publicly quoted fair market value and the aggregate fair market value of such marketable securities is not greater than $10,000,000 at any time, or

(5)    (a) such action results in the acquisition of a minority ownership interest in such Person by Borrower or such Company, (b) such Person is in a line of business which is substantially the same as or complementary to the Borrower’s principal line of business, (c) the executive offices of such Person are located in either the United States or Canada, (d) immediately after giving Pro Forma Effect to such acquisition and, if applicable, the making of any loan or advance hereunder in connection with such acquisition, the Companies shall be in compliance with all covenants under Section 10 on a Pro Forma Basis and shall not be in Default or Potential Default under this Agreement, and (e) solely in the event such acquisition is consummated between during the period from and including June 30, 2020 through and including June 30, 2021, (i) the aggregate amount of cash consideration which may become due or payable with respect to such acquisitions does not exceed $100,000,000 (when combined with acquisitions consummated during such period in accordance with clause (1) above), (ii) immediately after giving effect to the consummation of any such acquisition, the Leverage Covenant Cushion Condition is satisfied, and (iii) immediately after giving effect to the consummation of any such acquisition, Liquidity is no less than $275,000,000; provided that if any acquisition described in this clause (5) is in excess of an aggregate cost to Borrower or such Company of more than $55,000,000 (excluding any loans, advances or other extensions of credit or capital contributions made or to be made by Borrower or such Company in connection with the consummation of such acquisition), Borrower shall deliver to Administrative Agent, prior to the consummation of such acquisition, a certificate of a Responsible Officer of Borrower in form and substance satisfactory to Administrative Agent demonstrating, on a Pro Forma Basis after giving effect to such acquisition that the Companies shall be in compliance with all covenants in this Agreement, or

(6)    such action is for investments consisting of extensions of credit or capital contributions by any Company to or in any other Company, or

(7)    so long as not prohibited by applicable laws, such action is for loans and advances to employees in the ordinary course of business not to exceed $300,000 in the aggregate at any time outstanding, or

(8)    such action is for investments in securities or assets not constituting cash or Cash Equivalents received as part of the consideration in connection with transactions permitted pursuant to Section 9.10, or

(9)    such action is for investments acquired in connection with the settlement of delinquent accounts in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers, or

(10)    such action is for other investments and/or loans not to exceed $15,000,000 in the aggregate at any one time outstanding.

(j)    Section 9.9. Section 9.9 is hereby restated as follows:

9.9    Dividends and Distributions. Borrower may not, and may not permit any Company to, declare, make, or pay any Distribution, other than Distributions declared, made, or paid by (a) Borrower wholly in the form of its capital stock; (b) any other Company to Borrower; (c) Borrower in cash in respect of the retirement, redemption, purchase or other acquisition of its Equity Interests or other equity securities, provided that, before and after giving effect to any such retirement, redemption, purchase or other acquisition, the Companies shall be in compliance with all covenants under Section 10 and shall not be in Default or Potential Default under this Agreement; (d) with respect to Distributions made at all times other than from and including June 30, 2020 through and including June 30, 2021, Borrower in cash in respect of Distributions on its Equity Interests or other equity securities so long as (i) the Companies are in compliance with all covenants under Section 10, (ii) no Default exists under this Agreement, and (iii) immediately after giving effect to any such Distributions, the Leverage Covenant Cushion Condition is satisfied, (e) with respect to Distributions made at all times other than from and including June 30, 2020 through and including June 30, 2021, to the extent the Leverage Covenant Cushion Condition is not satisfied, Borrower in cash in respect of Distributions on its Equity Interests or other equity securities in an aggregate amount, in any Four Quarter Period, not to exceed an amount equal to 50% of the Net Income of Borrower and its Subsidiaries for the immediately preceding Four Quarter Period, provided that, before and after giving effect to any such cash Distribution, the Companies shall be in compliance with all covenants under Section 10 and shall not be in Default under this Agreement, and (f) solely with respect to Distributions made from and including June 30, 2020 through and including June 30, 2021, Borrower in cash in respect of Distributions on its Equity Interests or other equity securities so long as (i) the aggregate amount of such Distributions during such period does not exceed $38,500,000, (ii) the Companies are in compliance with all covenants under Section 10, (iii) no Default exists under this Agreement, (iv) immediately after giving effect to the making of any such Distributions, the Leverage Covenant Cushion Condition is satisfied, and (v) immediately after giving effect to the making of any such Distributions, Liquidity is no less than $275,000,000. Borrower may not and may not permit any Company to enter into or permit to exist any arrangement or agreement (other than the Loan Papers) that prohibits it from paying dividends or other distributions to its shareholders other than (i) any agreement in effect on the date of this Agreement, or any extension, replacement or continuation of any such agreement, (ii) any applicable law, rule or regulation (including, without limitation, applicable state corporate statutes restricting the payment of dividends in certain circumstances), (iii) customary restrictions in agreements for the sale of assets on the transfer or encumbrance of such assets during an interim period prior to the closing of the sale of such assets and (iv) customary restrictions in contracts that prohibit the assignment of such contract.

(k)    Section 9.11. Section 9.11 is hereby amended to add “Division or other” prior to “statutory plan of division”.

(l)    Section 10. Section 10 is hereby restated as follows:

SECTION 10.    FINANCIAL COVENANTS. So long as Lenders are committed to fund Borrowings and Administrative Agent is committed to issue LCs under this Agreement, and thereafter until the Obligation (other than unasserted contingent obligations) is paid and performed in full, Borrower covenants and agrees to comply with the following financial covenants as calculated on the last day of each fiscal quarter or month period as applicable and certified by Borrower in the most recent Compliance Certificate (or other compliance certificate required hereunder as to Section 10(c)) delivered to Administrative Agent, on behalf of the Lenders, from time to time in accordance with the terms of this Agreement:

(a) Interest Coverage Ratio. At all times following June 26, 2021, Borrower shall not permit the Interest Coverage Ratio to be less than 1.55 to 1.00.

(b) Adjusted Debt to EBITDAR. Borrower shall not permit Adjusted Debt to EBITDAR to exceed (i) 5.50 to 1.00 as of the last day of the fiscal quarter ending June 27, 2020, (ii) 6.00 to 1.00 as of the last day of the fiscal quarter ending September 26, 2020, (iii) 6.25 to 1.00 as of the last day of the fiscal quarter ending December 26, 2020, (iv) 5.50 to 1.00 as of the last day of the fiscal quarter ending March 27, 2021, (v) 5.00 to 1.00 as of the last day of the fiscal quarter ending June 26, 2021, and (vi) 4.75 to 1.00 as of the last day of any fiscal quarter ending after June 26, 2021, provided that following June 26, 2021, the Borrower may, in its sole discretion, upon the consummation of a Qualified Acquisition, elect to have the covenant for fiscal quarters ending after June 26, 2021, step up to a maximum of 5.00 to 1.00. Such election must be made by Borrower within the 12 full months following the consummation of the applicable Qualified Acquisition. The covenant will be measured beginning with the first fiscal quarter end following such election and continue for the next three fiscal quarter ends thereafter (e.g., if a Qualified Acquisition closed in January 2022 and the Borrower selected September 2022 as the testing commencement month, the 5.00 to 1.00 covenant requirement would apply and be measured from and including the fiscal quarter ending on September 2022 through and including the fiscal quarter ending on June 2023). Such step up option may only be elected two times over the life of this Agreement (each of which must be elected with respect to different Qualified Acquisitions).

(c) Liquidity. Borrower shall not permit Liquidity, as of the end of each fiscal month from and including June 2020 through and including June 2021, to be less than $275,000,000.

(m)    Section 11.2(a). Subsection (a) of Section 11.2 is hereby restated as follows:

(a) Any covenant or agreement contained in Sections 8.2, 9.2, 9.9, 9.10, 9.11, 9.12, 9.16, or 10;

(n)    Section 14.10(a). Subsection (a) of Section 14.10 is hereby restated as follows:

(a) Unless otherwise specifically provided herein (including without limitation, as to any amendment contemplated by Section 3.15(b) of this Agreement in connection with a Benchmark Transition Event or an Early Opt-in Election shall be effective as contemplated by such Section 3.15(b) hereof), (i) this Agreement may be amended only by an instrument in writing executed by Borrower, Administrative Agent and Majority Lenders and supplemented only by documents delivered or to be delivered in accordance with the express terms of this Agreement and (ii) the other Loan Papers may only be the subject of an amendment, modification, or waiver that has been approved by Majority Lenders and Borrower.

(o)    Section 14.19. Section 14.19 is hereby restated as follows:

14.19    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Paper or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Paper, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Paper; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

(p)    Section 14.21. The following new Section 14.21 is hereby added to the Credit Agreement:

14.21    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Papers provide support, through a guarantee or otherwise, for Financial Hedge or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Papers and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Papers that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Papers were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this Section 14.21, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

(q)    Exhibit F-2. A new Exhibit F-2 in the form of Exhibit F-2 attached to this Amendment is hereby added to the Credit Agreement and the Exhibit List in the Credit Agreement is updated accordingly.

2.    Consent Fee. In consideration of such Lenders’ execution of this Amendment on or prior to the effective date hereof, the Borrower shall pay to the Administrative Agent, for the benefit of such consenting Lenders (including Citizens Bank, N.A., in its capacity as Lender), consent fees (“Consent Fees”) equal to 0.125% of the aggregate principal amount of such consenting Lender’s portion of the drawn and undrawn commitments under the Credit Agreement, with such Consent Fees being allocated to the consenting Lenders in accordance with their respective arrangements with the Administrative Agent. Consent Fees shall be deemed earned on the date of this Amendment, and shall be payable on the First Amendment Effective Date.

3.    Conditions to Effectiveness. This Amendment shall be effective upon the satisfaction of each of the following conditions:

(a)    Administrative Agent shall have received an executed counterpart of this Amendment signed by Borrower, each Guarantor, the requisite Lenders and Administrative Agent; and

(b)    Borrower shall have (A) paid to the Administrative Agent the fees required to be paid by it on or before the effective date hereof, including the Consent Fees and any fees set forth in any applicable fee letter, and (B) paid or caused to be paid all reasonable fees and expenses of the Administrative Agent and of counsel to the Administrative Agent that have been invoiced on or prior to the effective date hereof that the Borrower would have to pay in accordance with the Credit Agreement.

Administrative Agent shall notify Borrower and Lenders of the effective date of this Amendment, and such notice shall be conclusive and binding.

4.    Representations, Warranties and Covenants. Borrower and each Guarantor hereby represents and warrants to and covenants and agrees with Administrative Agent and Lenders that:

(a)    The representations and warranties set forth in the Loan Papers (except to the extent (i) that the representations and warranties speak to a specific date or refer to an earlier date, in which case they shall be true and correct in all material respects as of such specific or earlier date, or (ii) the facts on which such representations and warranties are based have been changed by transactions contemplated or permitted by the Credit Agreement) are true and correct in all material respects (except for any representation and warranty qualified by materiality, in which case each representation and warranty is true and correct in all respects) as of the date hereof and with the same effect as though made on and as of the date hereof.

(b)    Assuming effectiveness of this Amendment, no Default or Potential Default now exists, or would exist as a result of this Amendment.

(c)    (i) The execution, delivery and performance by Borrower and each Guarantor, respectively, of this Amendment is within its organizational powers and have been duly authorized by all necessary action (corporate or otherwise) on the part of Borrower and each and each Guarantor, (ii) this Amendment is the legal, valid and binding obligation of Borrower and each Guarantor, enforceable against Borrower and each Guarantor in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and general principles of equity, and (iii) neither this Amendment nor the execution, delivery and performance by Borrower and each Guarantor hereof: (A) violate any provision of Borrower’s or each Guarantor’s charter, bylaws, certificate of formation, operating agreement or similar governing document, (B) violate any Material Agreements to which it is a party, other than violations which would not cause a Material Adverse Event, (C) do not result in the creation or imposition of any Lien (other than the Lender Liens) on any of its assets, or (D) violate any provision of Law or order of any Tribunal applicable to it, other than violations that individually or collectively are not a Material Adverse Event.

5.    Effect; No Waiver; References; Release.

(a)    Borrower and each Guarantor hereby (i) reaffirms and admits the validity and enforceability of the Loan Papers and all of its obligations thereunder and (ii) agrees and admits that it has no defenses (other than payment) to or offsets against any such obligation. Except as specifically set forth herein, the Credit Agreement and the other Loan Papers shall remain in full force and effect in accordance with their terms and are hereby ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any existing or future Default, whether known or unknown or any right, power or remedy of Administrative Agent or Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement, except as specifically set forth herein.

(b)    Borrower and Guarantor hereby (i) reaffirms all of its agreements and obligations under the Security Documents, (ii) reaffirms that all Obligations of Borrower under or in connection with the Credit Agreement as modified hereby are “Obligations” as that term is defined in the Security Documents and (iii) reaffirms that all such Obligations continue to be secured by the Security Documents, which remain in full force and effect and are hereby ratified and confirmed.

(c)    All references to “this Agreement” in the Credit Agreement and to “the Credit Agreement” in the other Loan Papers shall be deemed to refer to the Credit Agreement as amended hereby.

(d)    Release. The Borrower and each Guarantor, and their respective subsidiaries, affiliates and the successors, assigns, heirs and representatives of each of the foregoing (collectively, the “Releasors”) hereby absolutely and unconditionally releases and forever discharges the Administrative Agent, in all capacities, whether as an agent, Lender or otherwise, and each Lender, and any and all participants, parent entities, subsidiary entities, affiliated entities, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, managers, agents, attorneys and employees of any of the foregoing (collectively, the “Released Parties”), from (x) any and all liabilities, obligations, duties, responsibilities, promises or indebtedness of any kind of the Released Parties to the Releasors or any of them except for the obligations of the Released Parties under the Loan Papers, and (y) any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Releasors or any of them has had, now have or have made claim to have against any such person for or by reason of any act, omission, event, contract, liability, indebtedness, claim, circumstance, matter of any kind, cause or thing known to the Borrower arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured, provided further that the Borrower and each Guarantor hereby represents and warrants that as of the date hereof to its knowledge no such claims, demands or causes or action exist. For purposes of the release contained in this clause (d), any reference to any Releasor shall mean and include, as applicable, such Releasor’s successors and assigns, including, without limitation, any receiver, trustee or debtor-in-possession, acting on behalf of such person. As to each and every claim released hereunder, Borrower and each Guarantor hereby represents that it has received the advice of legal counsel with regard to the releases contained herein and agrees to waive, to the extent permitted by law, any common law or statutory rule or principle that could affect the validity or scope or any other aspect of such release.

(e)    Special California Provisions. The Borrower and each Guarantor, with the advice of competent California counsel, by executing this Amendment and executing any other Loan Papers in connection herewith, freely, irrevocably and unconditionally:

(i)    waives all rights of subrogation, reimbursement, indemnification and contribution and any other rights and defenses (other than payment) that are or may become available to the Borrower and each Guarantor by reason of Sections 2787 to 2855, inclusive, 2899 and 3433, of the California Civil Code;

(ii)    agrees that the Borrower and each Guarantor will not assert any of the foregoing defenses (other than payment) in any action or proceeding which the Administrative Agent or any Lender may commence to enforce its rights under the Loan Papers;

(iii)    acknowledges and agrees that the rights and defenses (other than payment) waived by the Borrower and each Guarantor hereunder include any right or defense (other than payment) that the Borrower or any Guarantor may have or be entitled to assert based upon or arising out of any one or more of the following: Sections 580a, 580b, 580d or 726 of the California Code of Civil Procedure or Sections 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, 2899 and 3433 of the California Civil Code;

(iv)    acknowledges and agrees that the Administrative Agent and Lenders are relying on this waiver in entering into this Amendment and other Loan Papers, and that this waiver is a material part of the consideration which the Administrative Agent and Lenders are receiving for making the loans to the Borrower evidenced by the Loan Papers; and

(v)    acknowledges and agrees that the Borrower and each Guarantor intends the foregoing to be express waivers of each and every one of said specific rights and/or defenses (other than payment) as contemplated under California Civil Code Section 2856.

6.    Miscellaneous.

(a)    Borrower and each of the other Companies will take, and Borrower will cause the other Companies to take, all actions that may be required under the Loan Papers to effectuate the transactions contemplated hereby or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of Borrower.

(b)    Subject to and in accordance with Section 8.7 of the Credit Agreement, the Borrower and each Guarantor shall pay Administrative Agent upon demand for all reasonable out-of-pocket expenses, including reasonable attorneys’ fees and expenses of Administrative Agent, incurred by Administrative Agent in connection with the preparation, negotiation and execution of this Amendment.

(c)    The Laws (other than conflict-of-laws provisions) of the State of New York and of the United States of America govern the rights and duties of the parties to this Amendment and the validity, construction, enforcement, and interpretation of this Amendment.

(d)    This Amendment shall be binding upon Borrower, Administrative Agent and Lenders and their respective successors and assigns, and shall inure to the benefit of Borrower, Administrative Agent and Lenders and the respective successors and assigns of Administrative Agent and Lenders.

(e)    This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic imaging (including in .pdf format) means shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature pages follow.]

AS EVIDENCE of the agreement by the parties hereto to the terms and conditions herein contained, each such party has caused this Amendment to be executed on its behalf.

MONRO, INC., as Borrower

By:	/s/ Brian J. D’Ambrosia
Name:	Brian J. D’Ambrosia
Title:	Executive Vice President - Finance, Chief Financial Officer, and Treasurer

CAR-X, LLC, as a Guarantor

By:	/s/ Maureen E. Mulholland
Maureen E. Mulholland, Secretary

MONRO SERVICE CORPORATION, as a Guarantor

By:	/s/ Brian J. D’Ambrosia
Brian J. D’Ambrosia, Secretary

MNRO HOLDINGS, LLC, as a Guarantor

By:	/s/ Maureen E. Mulholland
Maureen E. Mulholland, Secretary

MNRO SERVICE HOLDINGS, LLC, as a Guarantor

By:	/s/ Maureen E. Mulholland
Maureen E. Mulholland, Secretary

[Monro, Inc. – Amendment No. 1 to Amended and Restated Credit Agreement – Signature Page]

CITIZENS BANK, N.A., as Administrative Agent and a Lender

By:	/s/ Patrick A. Keffer
Name:	Patrick A. Keffer
Title:	Senior Vice President

[Monro, Inc. – Amendment No. 1 to Amended and Restated Credit Agreement – Signature Page]

BANK OF AMERICA, N.A., as Co-Syndication Agent and a Lender

By:	/s/ Thomas C. Strasenburgh
Name:	Thomas C. strasenburgh
Title:	Senior Vice President

[Monro, Inc. – Amendment No. 1 to Amended and Restated Credit Agreement – Signature Page]

JPMORGAN CHASE BANK, N.A., as Co-Syndication Agent and a Lender

By:	/s/ Alicia Schreibstein
Name:	Alicia Schreibstein
Title:	Executive Director

[Monro, Inc. – Amendment No. 1 to Amended and Restated Credit Agreement – Signature Page]

KEYBANK NATIONAL ASSOCIATION, as Co-Syndication Agent and a Lender

By:	/s/ Jeff Morse
Name:	Jeff Morse
Title:	Senior Vice President

[Monro, Inc. – Amendment No. 1 to Amended and Restated Credit Agreement – Signature Page]

TRUIST BANK (formerly known as Branch Banking and Trust Company), as Co-Documentation Agent and a Lender

By:	/s/ Matthew J. Davis
Name:	Matthew J. Davis
Title:	Senior Vice President

[Monro, Inc. – Amendment No. 1 to Amended and Restated Credit Agreement – Signature Page]

TD BANK, N.A., as Co-Documentation Agent and a Lender

By:	/s/ Craig Welch
Name:	Craig Welch
Title:	Senior Vice President

[Monro, Inc. – Amendment No. 1 to Amended and Restated Credit Agreement – Signature Page]

WELLS FARGO BANK, N.A., as Co-Documentation Agent and a Lender

By:	/s/ Melissa E. LoBocchiaro
Name:	Melissa E. LoBocchiaro
Title:	Vice President

[Monro, Inc. – Amendment No. 1 to Amended and Restated Credit Agreement – Signature Page]

CITIBANK N.A., As a Lender

By:	/s/ Randy Humphreys
Name:	Randy Humphreys
Title:	Director

[Monro, Inc. – Amendment No. 1 to Amended and Restated Credit Agreement – Signature Page]